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                                                                     EXHIBIT 8.2

                 [Wachtell, Lipton, Rosen & Katz Letterhead]

                            [Form of Tax Opinion]

Magna Group, Inc.
________ __, 1998
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                                 May __, 1998

Magna Group, Inc.
One Magna Place
1401 South Brentwood Boulevard
St. Louis, Missouri  63144

Ladies/Gentlemen:

           We have acted as special counsel to Magna Group, Inc., a Delaware corporation ("Magna"), in connection with the proposed merger (the "Merger") of Magna with and into Union Planters Holding Corporation, a Tennessee corporation ("UPHC") and wholly-owned subsidiary of Union Planters Corporation, a Tennessee corporation ("UPC"), upon the terms and conditions set forth in the Agreement and Plan of Reorganization dated as of February 22, 1998, by and between Magna and UPC (the "Agreement"). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

           For purposes of the opinion set forth below, we have relied, with the consent of Magna and the consent of UPC, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Magna and UPC dated the date hereof, and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon


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Magna Group, Inc.
________ __, 1998
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the accuracy of the Registration Statement and the Joint Proxy
Statement/Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

           We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and (ii) the Merger will qualify as a statutory merger under the applicable laws of the states of Tennessee and Delaware.

           Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law:

           (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

           (ii) No gain or loss will be recognized by holders of Magna Common Stock who exchange all of their Magna Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in UPC Common Stock);

           (iii) The tax basis of the UPC Common Stock received by holders of Magna Common Stock who exchange all of their Magna Common Stock solely for UPC Common Stock in the Merger will be the same as the tax basis of the Magna Common Stock surrendered in exchange for the UPC Common Stock (reduced by an amount allocable to a fractional share interest in UPC Common Stock for which cash is received); and

           (iv) The holding period of the UPC Common Stock received by holders who exchange all of their Magna Common Stock solely for UPC Common Stock in the Merger will be the same as the holding period of the Magna Common Stock surrendered in exchange therefor, provided that such Magna Common Stock is held as a capital asset at the Effective Time.


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Magna Group, Inc.
________ __, 1998
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           We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the captions "SUMMARY -- The Merger -- Certain Federal Income Tax Consequences" and "DESCRIPTION OF THE TRANSACTION -- Certain Federal Income Tax Consequences of the Merger" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

           This opinion may not be applicable to special situations, such as Magna shareholders, if any, who received Magna Capital Stock upon the exercise of employee stock options or otherwise as compensation, that hold Magna Capital Stock as part of a "straddle" or "conversion transaction," or that are insurance companies, securities dealers, financial institutions or foreign persons.

                                    Very truly yours,